                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                        AEP INDUSTRIES INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
         [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 13, 1999

                                                               February 26, 1999

TO THE HOLDERS OF COMMON STOCK OF AEP INDUSTRIES INC.:

    Notice is hereby given that the Annual Meeting of Stockholders of AEP Industries Inc. (the "Company") will be held at the Holiday Inn, 283 Route 17 South, Hasbrouck Heights, New Jersey, on Tuesday, April 13, 1999, at 10:00 A.M. local time for the following purposes, as more fully described in the accompanying Proxy Statement:

    1. To elect four Class A directors of the Company for the ensuing three year period (Page 1).

    2. To consider and take action upon a proposal by the Board of Directors to amend the 1995 Stock Option Plan to clarify the administration of the plan by the Committee, to allow for discretionary non-qualified stock option grants to outside directors, to increase from 500,000 to 1,000,000 the number of shares of Common Stock available for options under the plan and to increase the maximum number of shares of Common Stock which may granted to any participant to 125,000 for the period January 1, 1999 to December 31, 2004 (Page 13).

    3. To consider and take action upon a proposal to ratify the Board of Director's selection of Arthur Andersen LLP to serve as the Company's independent auditors for the fiscal year ending October 31, 1999 (Page
       14).

    4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    The close of business on February 12, 1999, has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. A list of stockholders entitled to vote at the meeting may be examined at the Company's executive office located in South Hackensack, New Jersey, during the ten-day period preceding the meeting.

    You are cordially invited to attend the meeting in person. If you do not expect to be present, please sign and date the enclosed form of Proxy and return it by mail in the envelope provided. No postage is required if mailed in the United States.

                                          By Order of the Board of Directors,

                                          Jean L'Allier
                                          Vice President and Secretary

    PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. YOU CAN SPARE YOUR COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION BY RETURNING YOUR PROXY CARD PROMPTLY.

                              AEP INDUSTRIES INC.
                              125 PHILLIPS AVENUE
                           SOUTH HACKENSACK, NJ 07606

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 13, 1999

                            ------------------------

    This Proxy Statement is provided in connection with the solicitation of Proxies on behalf of the Board of Directors of AEP Industries Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held on April 13, 1999, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice"). It will be mailed commencing on or about February 26, 1999, to the persons entitled to receive the Notice.

    Any Proxy may be revoked at any time before it is exercised by personally appearing at the Meeting and casting a contrary vote or by giving a later dated Proxy.

    At the close of business on February 12, 1999, the record date for holders entitled to notice of, and to vote at, the Meeting, the Company had outstanding 7,290,688 shares of Common Stock, $.01 par value ("Common Stock"), each of which is entitled to one vote with respect to each matter to be voted on at the Meeting. The Company has no class or series of stock outstanding other than Common Stock.

    At February 12, 1999, Borden, Inc. ("Borden") was the owner of 2,412,818 shares of the Company's Common Stock, representing 33.1% of the Company's outstanding shares. To the Company's knowledge Borden will vote its shares of Common Stock in favor of each of the proposals presented at the Meeting.

    At February 12, 1999, J. Brendan Barba, Chairman of the Board, President and Chief Executive Officer and a Class C Director of the Company, and members of his immediate family, and David J. McFarland, Mr. Barba's uncle, together owned approximately 21.7% of the outstanding Common Stock of the Company. To the Company's knowledge, Mr. Barba and members of his family and Mr. McFarland will vote their shares of Common Stock in favor of each of the proposals to be presented at the Meeting.

ITEM NO. 1.

ELECTION OF DIRECTORS

    The Company's Certificate of Incorporation provides that the Company's Board of Directors shall consist of three classes of directors, each class to be as nearly equal as possible to one-third of the total number of directors and to be elected to three year terms. The Company currently has ten directors, three directors, denominated as Class A Directors, are to be elected at this Meeting. The term of the current Class A Directors expires at the Annual Meeting of Stockholders to be held on April 13, 1999. The terms of the Class B and Class C Directors will expire at the Annual Meetings of Stockholders to be held in 2000 and 2001, respectively.

    The nominees for election as Class A Directors are Kenneth Avia, Paul E. Gelbard and Scott M. Stuart. Each Class A Director will serve for three years or until a successor shall have been elected and qualified. It is the intention of the persons named in the accompanying form of Proxy to vote the shares of Common Stock represented in favor of the nominees, unless otherwise instructed in such Proxy. In case a nominee is unable or declines to serve, the persons named as Proxies reserve the right to vote the shares of Common Stock represented by such Proxy for another person duly nominated by the Board of Directors in such nominee's stead. The Board of Directors has no reason to believe that the named nominees will be unable or will decline to serve.

    The nominees are presently serving as Class A Directors of the Company. Certain information concerning the nominees for election and the other directors of the Company is set forth below. Such information was furnished by them to the Company.

NAMES OF NOMINEES AND CERTAIN BIOGRAPHICAL INFORMATION

    NAME AND YEAR
   FIRST BECAME A
      DIRECTOR
   OF THE COMPANY          AGE                         PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
---------------------      ---      -------------------------------------------------------------------------------------
Kenneth Avia               56       Executive Vice President of First Data Merchant Services (a merchant credit card
1980                                processing company) since 1993; Divisional Vice President of Automatic Data
                                    Processing, Inc. from 1984 to 1993.
Paul E. Gelbard            68       Of counsel, Bachner, Tally, Polevoy & Misher LLP (Attorneys) from January 1997;
1991                                Partner of the firm from 1974 to 1996.
Scott M. Stuart            39       Member KKR & Co., LLC since 1996; General Partner Kohlberg Kravis Roberts & Co., L.P.
1996                                in 1995; an executive of Kohlberg Kravis Roberts & Co. from 1986 to 1994; member of the Boards of Directors of Borden, Inc., The Boyds Collection, Ltd., KSL Recreation
                                    Corporation, Newsquest PLC, World Color Press, Inc., Corning Consumer Products,
                                    Glenisla Group Ltd. (U.K.), KSL Gold Holdings, Inc., KSL Land Corporation and KSL
                                    Recreation Group, Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 2000
William H. Carter          45       Executive Vice President and Chief Financial Officer of Borden, Inc. since 1995;
1996                                Partner of Price Waterhouse & Co. from 1975 to 1995.
Paul M. Feeney             56       Executive Vice President of the Company since 1988; Vice President and Treasurer of
1989                                Witco Corporation (a chemical products corporation) from 1980 to 1988.
Clifton S. Robbins         40       Member of KKR & Co., LLC since 1996; General Partner of Kohlberg Kravis Roberts &
1996                                Co., L.P. in 1995; an executive of Kohlberg Kravis Roberts & Co. from 1987 to 1994;
                                    member of the Boards of Directors of Borden, Inc., IDEX Corporation, KinderCare
                                    Learning Centers, Inc., Newsquest PLC, Regal Cinemas, Inc., Corning Consumer Products
                                    and Glenisla Group Ltd. (U.K.).

DIRECTORS WHOSE TERMS EXPIRE IN 2001
J. Brendan Barba           58       President and Chief Executive Officer of the Company since 1971; Chairman of the
1971                                Board of the Company since 1985.
C. Robert Kidder           54       Chairman of the Board and Chief Executive Officer of Borden, Inc. since 1995;
1996                                Chairman and Chief Executive Officer of Duracell International Inc. from 1991 to
                                    1995; member of the Boards of Directors of Electronic Data Systems Corporation,
                                    Morgan Stanley, Dean Witter & Co.
Lawrence R. Noll           50       Vice President and Controller of the Company since November 1996; Secretary of the
1993                                Company from 1993 to 1998; Vice President-Finance and Secretary of the Company from
                                    1993 to 1996; Controller of the Company from 1980 to 1993.
Lee C. Stewart             50       Vice President of Union Carbide Corporation since 1996; investment banker with Bear
1996                                Stearns & Co., Inc. for more than nine years prior thereto.

    Messrs. Carter, Kidder, Robbins and Stuart are the designees of Borden pursuant to the Governance Agreement described below, and Mr. Stewart is the director designated jointly by Company management and Borden pursuant thereto.

DIRECTORS COMPENSATION AND BOARD COMMITTEES

    During the past fiscal year the Board of Directors of the Company met six times. With the exception of Clifton S. Robbins and C. Robert Kidder, all directors attended at least 75% of the meetings of the Board of Directors. The Board of Directors of the Company has an Audit Committee, a Stock Option Committee, a Compensation Committee and a Nominating Committee. Each of the persons named in the table attended at least 75% of the meetings of any committees of the Board on which such person served which were held during the time that such person served, with the exception of the Stock Option Committee where Mr. Kidder attended 67% of the meetings.

    The Company pays each of its outside directors other than employees of Borden an annual retainer of $20,000 and a fee of $1,000 per meeting for attending each meeting of the Board of Directors of the Company he attends. Each director has the option to defer payment of director's annual retainer and fees. Interest will accrue on deferred annual retainer and director fees at the rate of 8% per annum until paid.

    The Board of Directors of the Company has a Stock Option Committee, whose members are Messrs. Avia, Gelbard, Kidder and Stuart. The Stock Option Committee administers the Company's 1985 and 1995 Stock Option Plans and determines the persons who are eligible to receive options thereunder, the number of shares to be subject to each option and the other terms and conditions under which options under such Plans are granted and made exercisable. The Stock Option Committee also administers the Company's 1995 Stock Purchase Plan. See "Employee Benefit Plans" below. The Stock Option Committee met six times during the fiscal year ended October 31, 1998.

    The Board of Directors of the Company has a Compensation Committee, whose members are Messrs. Avia, Barba, Feeney, Kidder, Stewart and Stuart. The Compensation Committee is authorized to review and approve remuneration arrangements for senior management, directors, certain other employees and employee benefit plans in which officers and employees are eligible to participate. The Compensation Committee met two times during the fiscal year ended October 31, 1998.

    The Board of Directors has an Audit Committee, whose members are Messrs. Carter, Gelbard and Stewart. The Audit Committee is authorized to meet and discuss with representatives of the firm of certified public accountants retained by the Company the scope of the audit by such firm and the results thereof, to question such representatives with respect thereto, and to meet with and question employees of the Company with respect to financial matters pertaining to the Company. The Audit Committee met three times during the fiscal year ended October 31, 1998.

    The Board of Directors of the Company has a Nominating Committee, whose members are Messrs. Barba, Carter, Feeney and Robbins. The Nominating Committee did not meet during the fiscal year ended October 31, 1998, and nominations were made by the Board of Directors.

    Messrs. Barba, Feeney and Noll are active in the business of the Company on a day-to-day basis. Mr. Powers is Mr. Barba's son-in-law. Mr. Barba and Mr. Cron are cousins. No other family relationships exist between any of the directors and executive officers of the Company.

    The Company's Certificate of Incorporation contains a provision, authorized by Delaware law, which eliminates the personal liability of a director of the Company to the Company or to any of its stockholders for monetary damages for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or obtained improper personal benefit. The Company has purchased directors and officers liability insurance.

GOVERNANCE AGREEMENT

    Pursuant to the agreement for the acquisition of the packaging business of Borden (the "Purchase Agreement"), Borden and the Company entered into a Governance Agreement, dated as of June 20, 1996, (the "Governance Agreement"), with respect to certain matters relating to the corporate governance of the Company. The Governance Agreement provides that the Company's Board of Directors shall initially consist of ten members. Borden is entitled to designate four persons to serve on the Board, subject to reduction in the event that Borden's stockholdings are reduced below 25% of the outstanding Common Stock of the Company (the "Shares"), and to participate in the selection of one independent director so long as Borden's stockholdings remain above 10%.

    The Governance Agreement also provides that Borden will have certain rights to designate directors to serve on specific committees, that the approval of a number of directors that represent at least 66 2/3% of the total number of directors will be required on certain specific Board actions, and that, as long as Borden owns in excess of 25% of the Shares, a Borden-designated director must be part of the 66 2/3% majority. The Governance Agreement also provides Borden with preemptive rights to purchase additional Shares in order to maintain its percentage ownership of the Shares and that Borden may not acquire Shares such that for the three year period following the closing of the Borden packaging acquisition its percentage ownership of Shares would increase beyond the number of Shares it acquired pursuant to the Borden Purchase Agreement and that Borden is subject to certain additional standstill provisions for the three-year period.

INFORMATION CONCERNING CERTAIN STOCKHOLDERS

DIRECTORS, EXECUTIVE OFFICERS AND BENEFICIAL OWNERS OF MORE THAN 5% VOTING STOCK

    The following table sets forth the number of shares of Common Stock beneficially owned as of January 31, 1999, by each director of the Company and each executive officer of the Company named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers of the Company as a group and the name and address of each person known to the Company to be the beneficial owner of more than 5% of the voting stock of the Company. Unless otherwise indicated by footnote, the owner exercises sole voting and investment power over the shares.

                                                                             SHARES
                                                         TITLE OF         BENEFICIALLY      PERCENT OF
NAME AND BENEFICIAL OWNER                               SECURITIES            OWNED            CLASS
---------------------------------------------------  -----------------  -----------------  -------------
Kenneth Avia.......................................  Common Stock               81,200(a)          1.1%
J. Brendan Barba...................................  Common Stock            1,320,493(b)   (d)        17.9%
  125 Phillips Avenue
South Hackensack, NJ 07606
William H. Carter..................................  Common Stock                    0(e)          (f)
Paul M. Feeney.....................................  Common Stock               59,768(g)(h)         (f)
Paul E. Gelbard....................................  Common Stock                2,200(i)          (f)
C. Robert Kidder...................................  Common Stock                    0(j)          (f)
Lawrence R. Noll...................................  Common Stock                5,396(k)(l)         (f)
Clifton S. Robbins.................................  Common Stock            2,413,018(m)(n)        33.1%
Lee C. Stewart.....................................  Common Stock                  200(o)          (f)
Scott M. Stuart....................................  Common Stock            2,413,018(m)(p)        33.1%
David Cron.........................................  Common Stock               12,469(q)(r)         (f)
John Powers........................................  Common Stock               73,841(s)      (v)         1.0%
Directors and Officers as a Group (12 persons).....  Common Stock            3,968,785(w)(x)        53.2%
Borden, Inc........................................  Common Stock            2,412,818(y)         33.1
  180 East Broad Street
Columbus, OH 43215
EGS Partners.......................................  Common Stock            1,103,384(z)         15.1%
  300 Park Avenue
New York, NY 10022

------------------------

(a) Includes 1,200 shares issuable upon the exercise of stock options exercisable within 60 days held by Mr. Avia. See "Employee Benefit Plans--1995 Stock Option Plan."

(b) Includes 104,000 shares issuable upon the exercise of stock options exercisable within 60 days held by Mr. Barba. See "Employee Benefit Plans--1985 Stock Option Plan" and "Employee Benefit Plans--1995 Stock Option Plan."

(c) Includes 288 shares credited to Mr. Barba's ESOP account. See "Employee Benefit Plans--401(k) Savings and Employee Stock Ownership Plan."

(d) Does not include 116,526 shares owned or issuable upon the exercise of stock options exercisable within 60 days held by Mr. Barba's two daughters and their families, as to which Mr. Barba disclaims beneficial ownership.

(e) Does not include 2,412,818 shares owned by Borden, a corporation of which Mr. Carter is an executive officer.

(f) Less than 1%.

(g) Includes 27,109 shares issuable upon the exercise of stock options exercisable within 60 days held by Mr. Feeney. See "Employee Benefit Plans--1985 Stock Option Plan" and "Employee Benefit Plans--1995 Stock Option Plan."

(h) Includes 288 shares credited to Mr. Feeney's ESOP account. See "Employee Benefit Plans--401(k) Savings and Employee Stock Ownership Plan."

(i) Includes 1,950 shares issuable upon the exercise of stock options exercisable within 60 days held by Mr. Gelbard. See "Employee Benefit Plans--1985 Stock Option Plan" and "Employee Benefit Plans--1995 Stock Option Plan."

(j) Does not include 2,412,818 shares owned by Borden, a corporation of which Mr. Kidder is an executive officer.

(k) Includes 5,140 shares issuable upon the exercise of stock options exercisable within 60 days held by Mr. Noll. See "Employee Benefit Plans--1985 Stock Option Plan" and "Employee Benefit Plans-- 1995 Stock Option Plan."

(l) Includes 256 shares credited to Mr. Noll's ESOP account. See "Employee Benefit Plans--401(k) Savings and Employee Stock Ownership Plan."

(m) Includes 2,412,818 shares owned by Borden as to which Messrs. Robbins and Stuart may each be deemed to be the beneficial owner, as general partners of a general partnership deemed to own such shares.

(n) Includes 200 shares issuable upon the exercise of stock options exercisable within 60 days held by Mr. Robbins. See "Employee Benefit Plans--1995 Stock Option Plan."

(o) Includes 200 shares issuable upon the exercise of stock options exercisable within 60 days held by Mr. Stewart. See "Employee Benefit Plans--1995 Stock Option Plan."

(p) Includes 200 shares issuable upon the exercise of stock options exercisable within 60 days held by Mr. Stuart. See "Employee Benefit Plans--1995 Stock Option Plan."

(q) Includes 12,200 shares issuable upon the exercise of stock options exercisable within 60 days held by Mr. Cron. See "Employee Benefit Plans--1985 Stock Option Plan" and "Employee Benefit Plans--1995 Stock Option Plan."

(r) Includes 269 shares credited to Mr. Cron's ESOP account. See "Employee Benefit Plans--401(k) Savings and Employee Stock Ownership Plan."

(s) Includes 17,500 shares issuable upon the exercise of stock options exercisable within 60 days held by Mr. Powers. See "Employee Benefit Plans--1985 Stock Option Plan" and "Employee Benefit Plans--1995 Stock Option Plan."

(t) Includes 288 shares credited to Mr. Power's ESOP account. See "Employee Benefit Plans--401(k) Savings and Employee Stock Ownership Plan."

(u) Includes 15,531 shares held jointly by Mr. Powers and his wife and 23,025 shares held by Mr. Powers' wife.

(v) Includes 17,125 shares held by Mr. Powers' wife as trustee for his minor children.

(w) Includes 169,699 shares issuable upon the exercise of options exercisable within 60 days.

(x) Includes 1,389 shares held in the 401(k) Savings and Employee Stock Ownership Plan.

(y) Borden is a wholly owned subsidiary of Borden Holdings, Inc., ("Borden Holdings") and Borden Holdings is a wholly owned subsidiary of B.W. Holdings L.L.C. ("B.W. Holdings"). Whitehill Associates is the managing member of B.W. Holdings and KKR Associates is the sole general partner of Whitehill Associates. Therefore, Borden Holdings, B.W. Holdings, Whitehill Associates and KKR Associates each has the power to direct the voting shares owned by Borden and may be deemed to be beneficial owners of such shares. Messrs. Robbins and Stuart and others are general partners of KKR Associates and each of such general partners may be deemed to beneficially own any shares of Common Stock that KKR Associates may beneficially own or be deemed to beneficially own. The address of those who may be deemed to be beneficial owners of these shares held by Borden is 9 West 57(th) Street, New York, NY 10019.

(z) Based upon reports on Schedule 13D filed on September 23, 1998, in which EGS reported that 99,680 shares of Common Stock were owned with sole voting and dispositive power and 1,003,704 shares of Common Stock were owned with shared voting and dispositive power.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth information concerning the cash compensation paid by the Company for services rendered during the three fiscal years ended October 31, 1998, to the Chief Executive Officer and the four highest paid Executive Officers of the Company whose aggregate compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION                         LONG TERM COMPENSATION
                                           ------------------------------------------------------  --------------------------------
                                                                                                      # OF SHARES
                                                                                  OTHER ANNUAL        RESTRICTED       # OF SHARES
           NAME AND PRINCIPAL                                                       COMPENSA-            STOCK            STOCK
                POSITION                     YEAR      SALARY(1)    BONUS(1)        TION (2)           AWARD(S)        OPTIONS(3)
-----------------------------------------  ---------  -----------  -----------  -----------------  -----------------  -------------
J. Brendan Barba.........................       1998   $ 510,000          -0-             -0-                -0-           80,000
Chairman of the Board,                          1997   $ 500,000          -0-             -0-                -0-              -0-
President and Chief                             1996   $ 350,000    $ 187,000             -0-                -0-          130,000(5)
Executive Officer
Paul M. Feeney...........................       1998   $ 244,800          -0-             -0-                -0-           40,000
Executive Vice President                        1997   $ 240,000          -0-             -0-                -0-              -0-
and Chief Financial                             1996   $ 170,000    $  85,000             -0-                -0-           50,000(6)
Officer
John Powers..............................       1998   $ 204,000    $  34,425             -0-                -0-            3,000
Executive Vice President                        1997   $ 200,000    $  10,000             -0-                -0-            6,000
Sales and Marketing                             1996   $ 154,800    $  35,000             -0-                -0-           12,500(7)
David Cron...............................       1998   $ 150,000    $  25,313             -0-                -0-            3,000
Executive Vice President                        1997   $ 126,153    $  10,000             -0-                -0-            2,400
Manufacturing                                   1996   $ 115,000    $  35,000             -0-                -0-            3,000(8)
Lawrence R. Noll.........................       1998   $ 132,500    $   3,750             -0-                -0-            2,200
Vice President and                              1997   $ 125,000    $   7,500             -0-                -0-            2,000
Controller                                      1996   $ 103,000    $  30,000             -0-                -0-            2,500(9)



                                             ALL OTHER
           NAME AND PRINCIPAL                COMPENSA-
                POSITION                      TION(4)
-----------------------------------------  -------------
J. Brendan Barba.........................    $   6,400
Chairman of the Board,                       $   6,000
President and Chief                          $   7,660
Executive Officer
Paul M. Feeney...........................    $   6,400
Executive Vice President                     $   6,000
and Chief Financial                          $   7,577
Officer
John Powers..............................    $   6,400
Executive Vice President                     $   6,000
Sales and Marketing                          $   5,249
David Cron...............................    $   5,749
Executive Vice President                     $   5,965
Manufacturing                                $   4,590
Lawrence R. Noll.........................    $   5,484
Vice President and                           $   5,960
Controller                                   $   3,773

------------------------------

(1) See "Compensation Committee Report."

(2) Excludes perquisites and other benefits, unless the aggregate amount of such compensation is more than the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

(3) Stock options granted were determined by the Stock Option Committee.

(4) "All Other Compensation" represents the allocation of the Company's contribution to its 401(k) Savings Plan and Employee Stock Ownership Plan for each executive officer based upon the distribution formula in the Plan.

(5) On November 21, 1997, 100,000 of these options which had previously been granted at exercise prices ranging from $46.50 to $51.15 were voluntarily surrendered and 80,000 options were granted at exercise prices ranging from $31.00 to $46.50 per share.

(6) On November 21, 1997, these options which had previously been granted at an exercise price of $46.50 were voluntarily surrendered and 40,000 options were granted at exercise prices ranging from $31.00 to $46.50 per share.

(7) On September 18, 1997, 7,500 options which had previously been granted at an exercise price of $46.50 per share were voluntarily surrendered and 6,000 options were granted at an exercise price of $31.00 per share.

(8) On September 18, 1997, these options which had previously been granted at an exercise price of $46.50 per share were voluntarily surrendered and 2,400 options were granted at an exercise price of $31.00 per share.

(9) On September 18, 1997, these options which had previously been granted at an exercise price of $46.50 per share were voluntarily surrendered and 2,000 options were granted at an exercise price of $31.00 per share.

PERFORMANCE GRAPH

    The Company's Common Stock is traded on the Nasdaq National Market under the symbol "AEPI". The graph below provides an indicator of the cumulative total shareholders returns for the Company as compared with the S&P 500 Stock Index, New Peer Group(1), and Old Peer Group(2). The performance of the Old Peer Group is displayed here for comparative purposes as required by SEC Reg. S-K Item 402(l)(4), and will not be provided in the future.

    The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in Company Common Stock, S & P 500, the New Peer Group and the Old Peer Group. The cumulative total return assumes reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             AEP INDUSTRIES,
                  INC.           NEW PEER GROUP    OLD PEER GROUP    S&P 500
Oct-93                  100.00            100.00            100.00     100.00
Oct-94                  133.74             98.74            106.69     103.87
Oct-95                  170.34            101.32            128.67     131.33
Oct-96                  364.34            121.47            203.17     162.98
Oct-97                  242.26            132.10            296.70     215.32
Oct-98                  162.77            107.28            459.98     262.66

       * $100 INVESTED ON 10/31/93 IN STOCK OR INDEX--
          INCLUDING REINVESTMENT OF DIVIDENDS,
          FISCAL YEAR ENDING OCTOBER 31.

------------------------

1 The New Peer Group is composed of the largest companies worldwide that compete against the Company in its industry sector. The New Peer Group is comprises of Applied Extrusion Technology, Inc.; AptarGroup, Inc.; Astronics Corp.; Atlantis Plastics, Inc.; Ball Corp.; Bemis Company, Inc.; BPI Packaging Technologies, Inc.; Crown Cork & Seal, Inc.; Disc Graphics, Inc.; Intertape Polymere Group; Ivex Packaging Corp.; Liqui-Box Corp.; Peak International, Ltd.; PVC Container Corp.; Silgan Holdings, Inc.; Sonoco Products Co.; Spartech Corp.; Suiza Foods Corp.; Tenneco, Inc.; Triple S Plastics, Inc.; Tuscarora, Inc.; Viskase Cos., Inc. and West Co., Inc.

2 The Old Peer Group is comprised of Atlantis Plastics, Inc.; Bemis Company, Inc.; Liqui-Box Corp.; Tredegar Industries, Inc.; and Tyco International, Ltd.

EMPLOYEE BENEFIT PLANS

    COMBINED PROFIT SHARING AND 401(K) PLAN. The Company maintained a combined Profit Sharing and 401(k) Plan for its employees in the United States (other than union employees at the Company's California plant). The Plan became effective as a profit sharing plan on November 1, 1973, and was amended to include 401(k) Plan provisions, effective January 1, 1993. The Plan was changed, effective January 1, 1996, to the combined 401(k) Savings and Employee Stock Ownership Plan described below.

401(K) SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN

    The Company established an Employee Stock Ownership Plan ("ESOP"), effective January 1, 1996, for all non-bargaining unit employees in the United States and combined it with the Company's 401(k) Plan. The Company makes a fixed contribution of Company Common Stock to the account of each employee participant who has completed 1,000 hours of service during the Plan year and is employed on the last day of the Plan year. Each such participant will receive a contribution equal to 1% of that participant's compensation up to a maximum annual compensation of $150,000. In addition, the Company will match 75% of the employee's 401(k) contributions up to 4% of annual compensation in Company Common Stock. The Company may from year to year make discretionary contributions to the Plan.

    1985 STOCK OPTION PLAN. In November 1985, the Board of Directors adopted and the stockholders of the Company approved the Company's 1985 Stock Option Plan, as amended (the "1985 Option Plan"). Under the 1985 Option Plan options to purchase up to 772,500 shares of Common Stock could be granted to key employees of the Company or its subsidiaries, including officers and to directors, during the period ending October 31, 1995. All shares of Common Stock available for grant under the 1985 Stock Option Plan were granted prior to October 31, 1995, but its provisions continue as to options issued thereunder which are outstanding by their terms. At October 31, 1998, 322,900 options were outstanding.

    1995 STOCK OPTION PLAN. On April 11, 1995, stockholders of the Company approved the Company's 1995 Stock Option Plan ("1995 Option Plan") previously adopted by the Board of Directors, under which the Company has reserved 500,000 shares of Common Stock for the granting of options to key employees of the Company or its subsidiaries, including officers and to directors. The 1995 Option Plan became effective as of January 1, 1995, and will terminate December 31, 2004. The 1995 Option Plan provides for the grant of incentive stock options which may be exercised over a period of ten years, the issuance of SARS, restricted stock, and performance shares and the fixed annual grant of 1,000 nonqualified stock options to non-employee directors. The options granted to outside directors are exercisable over ten years from date of grant and in no event can the option price be lower than the fair market value of the Common Stock at the date of grant. As of October 31, 1998, 95,710 options were available for grant and 400,290 options were outstanding.

    The Stock Option Committee is made up entirely of outside directors, who administer the 1995 Option Plan, the 1985 Option Plan and the 1995 Purchase Plan described below.

    The former employees of Borden who became employees of the Company on October 11, 1996, are eligible to participate in the Plans. Their service time at Borden is taken into account for eligibility and vesting purposes.

    The following table shows as to the Chief Executive Officer and the four Executive Officers of the Company named in the Compensation Table, information about options granted in the last fiscal year. The Company did not grant any stock appreciation rights, restricted stock or performance shares.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------------------------    POTENTIAL REALIZABLE
                                                              PERCENT OF                               VALUE AT ASSUMED RATE OF
                                                             TOTAL OPTIONS                             STOCK PRICE APPRECIATION
                                                NUMBER OF     GRANTED TO      EXERCISE                     FOR OPTION TERM
                                                 OPTIONS     EMPLOYEES IN       PRICE     EXPIRATION   ------------------------
NAME                                             GRANTED      FISCAL YEAR      ($/SH)        DATE      5%($) (A)    10%($) (A)
---------------------------------------------  -----------  ---------------  -----------  -----------  ----------  ------------
J. Brendan Barba.............................      32,000          13.35      $   31.00     11/20/02   $  623,863  $  1,580,993
                                                   24,000          10.15      $   38.75     11/20/02   $  584,872  $  1,482,180
                                                   24,000          10.15      $   46.50     11/20/02   $  701,846  $  1,778,617
Paul M. Feeney...............................       6,990           2.92      $   31.00     11/20/07   $  136,275  $    345,348
                                                    9,010           3.76      $   31.00     11/20/07   $  175,657  $    445,148
                                                   12,000           5.01      $   38.75     11/20/07   $  292,436  $    741,090
                                                   12,000           5.01      $   46.50     11/20/07   $  350,923  $    889,308
John Powers..................................       3,000           1.25      $   33.00     01/26/08   $   62,261  $    157,781
David Cron...................................       3,000           1.25      $   33.00     01/26/08   $   62,261  $    157,781
Lawrence R. Noll.............................       2,200           0.92      $   33.00     01/26/08   $   45,658  $    115,706

------------------------

(a) The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                            NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                                            OPTIONS AT OCTOBER 31,    IN-THE-MONEY OPTIONS AT OCTOBER
                                                                     1998                       31, 1998(A)
                                   SHARES                          (SHARES)           -------------------------------
                                 ACQUIRED ON     VALUE    --------------------------   EXERCISABLE
NAME                              EXERCISE     REALIZED   EXERCISABLE  UNEXERCISABLE       (B)        UNEXERCISABLE(B)
------------------------------  -------------  ---------  -----------  -------------  --------------  ---------------
J. Brendan Barba..............          -0-          -0-      66,000        145,268    $    203,581     $   149,470
Paul M. Feeney................          -0-          -0-      24,609         38,271    $     52,500     $    12,625
John Powers...................          -0-          -0-      15,300         14,700    $     49,160     $     7,850
David Cron....................          -0-          -0-      11,400         10,200    $     42,762     $     1,700
Lawrence R. Noll..............        1,000    $  14,176       2,500          8,000    $      4,125     $     4,450

------------------------

(a) Computed based upon the difference between aggregate fair market value and aggregate exercise price.

(b) Amount does not include options where grant price was greater than market value on October 31, 1998.

    1995 EMPLOYEE STOCK PURCHASE PLAN. On April 11, 1995, the stockholders of the Company approved the 1995 Employee Stock Purchase Plan ("1995 Purchase Plan") previously adopted by the Board of Directors, effective July 1, 1995. Under the 1995 Purchase Plan 300,000 shares of Common Stock are made available to eligible employees of the Company, including officers, through payroll deductions over successive six-month offering periods. Participating employees may authorize the Company to withhold up to 7.5% of their compensation for the purpose of purchasing shares of Common Stock under the 1995 Purchase Plan. Employees who have been employed by the Company for less than one year or whose customary employment is not more than 20 hours per week or five months per year are not eligible to participate in the 1995 Purchase Plan. The 1995 Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. The purchase price of the Common Stock under the 1995 Purchase Plan is 85% of the lower of the last sales price per share of Common Stock on the Nasdaq National Market on either the first or last trading day of each six month offering period.

    The former employees of Borden who became employees of the Company on October 11, 1996, are eligible to participate in the Plan. Their service time at Borden is taken into account for eligibility and vesting purposes.

    During the fiscal year ended October 31, 1998, no officers participated in the 1995 Stock Purchase Plan, however, 134 employees participated in the 1995 Purchase Plan and purchased an aggregate of 15,972 shares of Common Stock at an average price of $21.81 per share. As of October 31, 1998, a total of 41,830 shares had been sold under the 1995 Purchase Plan to employees of the Company.

    COMPENSATION COMMITTEE REPORT. The Company's Compensation Committee is composed of Kenneth Avia, a Senior Vice President of an independent corporation,
J. Brendan Barba, President and CEO of the Company, Paul M. Feeney, Executive Vice President and CFO of the Company, C. Robert Kidder, Chairman and CEO of Borden, Lee C. Stewart, Vice President of an independent corporation and Scott
M. Stuart, an executive of KKR & Co., LLC. The Compensation Committee's informal executive compensation philosophy considers a number of factors, including competitive compensation by like-sized companies in similar businesses and linking executive compensation to achievement of performance goals. The Committee has access to national compensation surveys and public compensation information for executives in manufacturing companies both larger and smaller than the Company, including direct competitors of the Company. All of these sources are used by the Committee in reviewing compensation.

    Effective October 11, 1996, pursuant to the Company's Purchase Agreement with Borden, and as a condition of the closing thereunder, the Company entered into employment agreements with J. Brendan Barba and Paul M. Feeney. Each Agreement is for a term of five years and calls for a base salary of $500,000 and $240,000 for Messrs. Barba and Feeney, respectively. Future increases to each base salary will be commensurate to the percentage increase of the Consumer Price Index for all Urban Consumers for the New York-Northeastern New Jersey Metropolitan Area. Additional increases to each base salary are at the discretion of the Compensation Committee. The salaries of Messrs. Barba and Feeney were increased to $520,000 and $249,700, respectively, effective November 1, 1998.

    In November 1998, the Compensation Committee determined that Messrs. Noll, Powers and Cron salaries be increased to $138,500, $210,000 and $160,000 respectively.

    In November 1996, the Compensation Committee adopted a Management Incentive Plan ("MIP") for determining bonuses for executives and other employees. Pursuant to the MIP, the Compensation Committee established certain performance criteria for the year ended October 31, 1998 ("Fiscal 1998"). Messrs. Powers and Cron met certain criteria of the MIP during Fiscal 1998 to earn a prorated MIP bonus and received $34,425 and $25,313, respectively. Mr. Noll received a discretionary bonus of $3,750 for Fiscal 1998.

    The Compensation Committee feels that the Company's compensation adequately reflects its philosophy and policies and that none of the executive officers of the Company is overcompensated.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of holdings and transactions with the Securities and Exchange Commission. To the Company's knowledge, based solely on its review of stock ownership reports on Form 4 provided to the Company, the Company believes with respect to Fiscal 1997 that there was compliance with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

ITEM NO. 2

APPROVAL OF AMENDMENTS TO THE 1995 STOCK OPTION PLAN

    There will be presented to the stockholders at the Meeting a proposal to amend Section 3 and 4 the 1995 Stock Option Plan (the "Option Plan") to allow for the grant of discretionary non-qualified stock options to outside directors, to increase the number of shares available for grant under the Option Plan to 1,000,000 from 500,000, and to increase the number of shares which can be granted to a Participant after January 1, 2000.

    Section 3(a) of the Option Plan shall be amended to read as follows:

       The Plan shall be administered by a Committee, which shall consist of not less than four members of the Board. Subject to the provisions of the next sentence, the Committee shall be the Stock Option Committee unless the Board shall appoint another Board committee to Administer the Plan. Unless the Board determines otherwise, (i) all members of the Committee shall be "outside directors" as described in Code Section 162(m), and
       (ii) no person shall be appointed to serve as a member of the Committee unless at the time of such appointment and service he shall be a "non-employee director," as defined in subdivision (b)(iii) of Rule 16b-3. The Committee, subject to the terms of the Plan, shall have plenary authority to establish such rules and regulations, make such determinations and interpretations, and take such other administrative actions as it deems necessary or advisable.

    The last sentence of Section 3(b) of the Plan is deleted and the following substituted therefor:

       In addition to the automatic grants of Non-qualified Stock Options to be made annually to Outside Directors pursuant to Section 12 of the Plan, the Committee or the Board of Directors shall have the right to make additional grants of Non-qualified Stock Options to Outside Directors provided that each such grant complies with, and/or is conditioned upon, compliance with subdivision (d) of Rule 16b-3.

    The first sentence of Section 4 of the Plan is amended to read as follows:

       Subject to adjustment as provided in Section 13 herein, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan on or after January 1, 1995, shall not exceed 1,000,000, and the maximum number of Shares that may be issued to any Participant pursuant to Awards made under the Plan on or after January 1, 1995, shall not exceed 125,000 for the period ending December 31, 1999, and shall not exceed 125,000 for the period January 1, 2000 to December 31, 2004.

    As of January 29, 1999, options to purchase 393,190 shares of Common Stock were outstanding under the Option Plan and 4,900 shares of Common Stock had been issued pursuant to the exercise of options. Accordingly, as of such date, 101,910 shares of Common Stock were available for the grant of options under the Option Plan.

    The Board of Directors believes that the future success of the Company depends upon attracting and retaining qualified management and employees, and that the amendments increasing the number of shares of Common Stock which may be available for options under the Option Plan and increasing the limit on the number of shares available for option grants to directors will assist the Company in attracting and retaining persons of superior ability and inspiring their efforts on behalf of the Company. The Board of Directors believes that the amendments are in the best interests of the Company. See "Election of Directors--1995 Stock Option Plan" above for additional information regarding the Option Plan.

    The foregoing amendments have been adopted by the Board of Directors, subject to stockholder approval. The amendments will not become effective unless and until approved by a majority of the shares of Common Stock present and voting at the Meeting, and will become effective, if so approved, on the date of the Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENTS TO THE AEP INDUSTRIES INC. 1995 STOCK OPTION PLAN.

ITEM NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    In January 1999, the Board of Directors of the Company selected Arthur Andersen LLP to serve as independent auditors for the Company for the fiscal year ending October 31, 1999. The Board of Directors considers Arthur Andersen LLP to be eminently qualified.

    A representative of Arthur Andersen LLP will be present at the Meeting, with an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

    Although it is not required to do so, the Board of Directors is submitting its selection of the Company's auditors for ratification at the Meeting, in order to ascertain views of stockholders regarding such selection. If the selection is not ratified, the Board of Directors will reconsider its selection.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP TO EXAMINE THE FINANCIAL STATEMENTS OF THE COMPANY FOR THE FISCAL YEAR ENDING OCTOBER 31, 1999.

OTHER MATTERS

    The Board of Directors of the Company does not know of any other matters which may be brought before the Meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby in accordance with their judgment on such matters.

MISCELLANEOUS

    If the accompanying form of Proxy is executed and returned, the shares of Common Stock represented thereby will be voted in accordance with the terms of Proxy, unless the Proxy is revoked. If no directions are indicated in such Proxy, the shares represented thereby will be voted FOR the nominees proposed by the Board of Directors, FOR the adoption of the amendments to the AEP Industries Inc. 1995 Stock Option Plan and FOR the ratification of the Board of Directors' selection of Arthur Andersen LLP as independent auditors for the Company.

    All costs relating to the solicitation of Proxies will be borne by the Company. Proxies may be solicited by officers, directors and regular employees of the Company, personally, by mail, by telephone or by fax, and the Company may pay brokers and other persons holding shares of stock in their names or those of their nominees for their reasonable expenses in sending soliciting materials to their principals.

    It is important that Proxies be returned promptly. Stockholders who do not expect to attend the Meeting in person are urged to mark, sign and date the accompanying form of Proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

ANNUAL REPORT ON FORM 10-K.

    A copy of the Company's Annual Report on Form 10-K, including the financial statements and financial statement schedule for the fiscal year ended October 31, 1998, which was filed with the Securities and Exchange Commission, has been sent without charge to stockholders to whom this Proxy Statement is mailed.

STOCKHOLDER PROPOSALS.

    Stockholder proposals intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 2000 must be received by the Company by October 25, 1999, in order to be considered for inclusion in the Company's Proxy Statement relating to such meeting.

                                              By Order of the Board of Directors,

                                              Jean L'Allier
                                              Vice President and Secretary
                                              February 26, 1999

              PROXY ANNUAL MEETING OF STOCKHOLDERS--APRIL 13, 1999
                                  COMMON STOCK

    The undersigned, a stockholder of AEP INDUSTRIES INC., does hereby appoint Paul M. Feeney and Jean L'Allier, or either of them, with full power of substitution, the undersigned's proxies, to appear and vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, April 13, 1999, at 10:00 A.M., local time, or at any adjournments thereof, upon such matters as may properly come before the Meeting.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby instructs said proxies or their substitutes to vote as specified below on each of the following matters in accordance with their judgment and on any other matters which may properly come before the Meeting.

1.  Election of Class A Directors FOR all the nominees listed WITHHOLD AUTHORITY
                                  (EXCEPT AS MARKED TO THE    TO VOTE FOR ALL
                                  CONTRARY) / /               THE NOMINEES
                                                              LISTED BELOW / /

               Kenneth Avia, Paul E. Gelbard, and Scott M. Stuart

  (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE
               THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

2.  Approval of amendments to the Company's 1995 Stock Option Plan

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. Ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending October 31, 1999.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

                          (CONTINUED ON REVERSE SIDE)

    The Board of Directors recommends a vote "FOR" Items No. 1, 2 and 3.

    The shares represented by this Proxy will be voted as directed. If no direction is indicated as to any of the Items 1, 2 or 3, the shares will be voted in favor of the Item(s) for which no direction is indicated.

    IMPORTANT: Before returning this Proxy, please sign your name or names on the line(s) below exactly as shown on this Proxy. Executors, administrators, trustees, guardians or corporate officers should indicate their full titles when signing. Where shares are registered in the name of joint tenants, each joint tenant should sign.

   PLEASE MARK, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.
                                              DATED ______________________, 1999
                                              ___________________________ (L.S.)
                                              ____________________________ (L.S)
                                                   Stockholder(s) Sign Here